Exhibit 10.74

RESIGNATION AGREEMENT

This Agreement, dated as of August 26, 2008 (the “Agreement”), by and between SBA COMMUNICATIONS CORPORATION, a Florida corporation (the “Company”), and ANTHONY J. MACAIONE (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement, dated as of January 1, 2008 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company desire to settle fully and finally any and all employment relationship matters between them including, but not limited to, any issues that might have arisen out of the Executive’s employment with the Company and termination thereof;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

1. Separation Date. The Executive shall resign effective as of the close of business on September 12, 2008 (the “Separation Date”). The Company and the Executive agree that, effective as of the Separation Date, the Executive shall cease to be an employee of the Company and will have no offices, positions and capacities with the Company or any of its subsidiaries, affiliates or predecessors (collectively, the “Company Group”), and the Executive shall take such actions as may be requested by the Company to terminate such offices and positions. The Separation Date shall be considered the date on which the Executive incurs a “separation from service” for purposes of his Employment Agreement and Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”).

2. Payments and Benefits. In consideration of the Executive’s obligations under this Agreement, including under Sections 3 and 4 hereof:

(a) Termination Payments and Benefits. The Company shall pay and provide the Executive with the payments and benefits (the “Termination Payments and Benefits”) described in this Section 2(a). The Termination Payments and Benefits shall consist of the following:

(i) The Company shall pay the Executive a Severance Amount (as defined in Section 6(c)(i)(1) of the Employment Agreement) equal to $904,684.95 (the “Severance Amount”); and

(ii) The Executive shall be eligible to continue his coverage under the Company Group medical, dental and life insurance plans (based on the coverage in effect for the Executive and his dependents on the Separation Date, but excluding the Medical Expense Reimbursement Plan (as defined in Section 4(e) of the Employment Agreement)) from the Separation Date until the earlier of (x) the second anniversary of the Separation Date or (y) the date on which the Executive becomes eligible for comparable benefits provided by a third party, subject to the respective terms of the applicable plan and the timely payment by the Executive of his portion of the applicable premium in effect from time to time during the period of continuation. To the extent any reimbursable medical or dental expenses constitute deferred compensation subject to Section 409A, such reimbursements will be made not later than December 31 of the calendar year following the calendar year in which the expenses are incurred. The Executive agrees to give the Company written notice within ten (10) business days following the date he becomes eligible for medical coverage with a new employer.

(iii) The Executive holds 123,375 unvested stock options and 81,862 vested stock options as of the Separation Date. The Executive’s unvested stock options shall be cancelled without payment as of the Separation Date pursuant to the terms of the 2001 Equity Participation Plan. The Executive’s vested stock options shall remain exercisable until the earlier of (x) the 90th day following the Separation Date and (y) the expiration date of the term of such stock option, as set forth in the applicable stock option agreement(s) (the “Expiration Date”). Any vested stock options that remain unexercised as of the Expiration Date shall be cancelled without any payment.

(iv) The Executive shall be permitted to keep for his personal use the Company-provided laptop computer currently in his possession, provided that the Executive shall return such laptop to the Company on or before the Separation Date so that all Proprietary Information (as defined in Section 9(d) of the Employment Agreement) may first be removed.

(b) Accrued Obligations. The Executive shall be paid an amount equal to the Termination Amount (as defined in Section 6(a) of the Employment Agreement) in a lump sum on the next regularly scheduled payroll date after the Separation Date.

(c) No Other Benefits. Except as otherwise set forth herein, as of the Separation Date, the Executive shall not be eligible to participate in any Company benefit plan or program, including without limitation any incentive, bonus or similar compensation plan or arrangement. Without limiting the generality of the preceding sentence, the Executive acknowledges and agrees that in consideration of the payments and benefits to be provided under this Agreement, the Executive shall not be entitled to any other severance or similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company, or to any other bonus or incentive payment for the fiscal year ending December 31, 2008 or any other period.

(d) Payment of Severance Amount. The Severance Amount shall be paid in twenty four (24) equal monthly installments of $37,695.21 commencing on the first business day of the calendar month following the calendar month containing the Separation Date and continuing on the first business day of each calendar month thereafter until all twenty four (24) installments have been paid; provided, however, that in order to comply with Section 409A, payment of the first six (6) monthly installments shall be delayed and paid in a single lump sum on March 13, 2009. To the extent payment of any installment is delayed as a result of compliance with Section 409A, the amount of such installment shall be increased with interest at the short-term applicable federal rate in effect for September 2008 from the date such installment would otherwise have been paid through March 12, 2009.

3. Covenants. The Executive shall continue to be subject to the provisions of Section 9 of the Employment Agreement (the “Covenant Provisions”), and the Covenant Provisions are hereby incorporated by reference into this Agreement in their entirety as if they were set forth herein.

4. Release by the Executive.

(a) Release. In consideration of the payments and benefits provided to the Executive under this Agreement, in connection with his separation and after consultation with counsel, the Executive, and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge each member of the Company Group and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service; provided, however, that the release set forth in this Section 4 shall not apply to (1) the obligations of the Company under this Agreement or (2) any indemnification rights the Executive may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company (the “Excluded Claims”). The Releasors further agree that the payments and benefits described in this Agreement (including the applicable post-resignation obligations of the Company under the Employment Agreement) shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive’s employment relationship or the Executive’s service as an employee or officer of the Company Group and the termination thereof other than rights under any and all the Company benefit plans and programs in accordance with the terms of such plans or programs.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (1) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (2) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (3) the Executive is providing the release and discharge set forth in this Section 4 only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (4) that the Executive knowingly and voluntarily accepts the terms of this Agreement.

(c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Section 4.

(d) Claims. The Executives agree that he has not, and shall not, commence or join any legal action, which term includes, without limitation, any demand for arbitration proceedings and any complaint to any federal, state or local agency, court or other tribunal to assert any Claim released by the Executive under this Section 4 against the Company Group, except for any Excluded Claim. Except as permitted in the prior sentence, if the Executive commences or joins any legal action against the Company Group, he agrees to promptly indemnify the Company for its reasonable costs and attorneys’ fees incurred in defending such action as well as any monetary judgment obtained by the Executive against the Company Group in such action. Nothing in this Section 4(d) is intended to reflect any party’s belief that the Executive’s waiver of claims under ADEA is invalid or unenforceable under this Agreement, it being the intent of the parties that such claims are waived.

(e) Revocation. This Agreement may be revoked by the Executive by a written instrument within the seven (7) calendar day period commencing on the date the Executive signs this Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

(f) Conditional Obligation of Company. The Company’s obligations to provide the Termination Payments and Benefits described in Section 2(a) is expressly conditioned upon the Executive signing this Agreement and not revoking it during the Revocation Period such that the Agreement is fully enforceable and irrevocable on or prior to November 30, 2008. If this Agreement does not become fully enforceable and irrevocable on or prior to November 30, 2008, the Company’s obligations under Section 2(a) shall terminate and the Executive shall not be entitled to the Termination Payments and Benefits.

5. Effective Date of Agreement. This Agreement shall become effective as of the date first set forth above.

6. Death. In the event of the Executive’s death, any payments due hereunder will be paid in accordance with the schedule described in Section 2(d) of this Agreement to the Executive’s beneficiary or beneficiaries; provided, however, that if the Executive dies after the Separation Date and prior to March 13, 2009, any amount delayed pursuant to Section 2(d) of this Agreement shall be paid to the Executive’s beneficiary or beneficiaries, together with interest, within 30 days following the date of the Executive’s death.

7. Assignment and Successors. This Agreement may not be assigned by the Executive or the Company, except that the Company may assign this Agreement to any successor in interest to the Company, provided that such assignee assumes all of the obligations of the Company hereunder. As used in this Agreement, the “the Company” shall mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Entire Understanding; Amendments; Definitions. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained and supersedes all prior agreements, understandings and writings, including the Employment Agreement, with the exception of Sections 9, 11, 14, and 15 of the Employment Agreement, which are hereby incorporated by reference into this Agreement in their entirety as if they were set forth herein. This Agreement can be amended only by a writing signed by both parties hereto.

9. Waivers. Waiver by either the Executive or by the Company of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

10. Deductions and Withholdings. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to the Executive under this Agreement shall be taxable to the Executive as may be required under applicable law.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly provided for in this Agreement, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

13. Florida Law. This Agreement and all matters or issues collateral thereto shall be subject to the laws of the State of Florida applicable to contracts to be performed entirely within such state.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops
Name:	Jeffrey A. Stoops
Title	President and Chief Executive Officer

By:	/s/ Anthony J. Macaione
Anthony J. Macaione